Company Release – October 21, 2013

Poage Bankshares, Inc. and Town Square Financial Corporation Announce the Signing of a

Definitive Merger Agreement

Poage Bankshares, Inc. (NASDAQ: PBSK, “Poage”), Ashland, KY, the parent company of Home Federal Savings and Loan Association (“Home Federal”), Ashland, KY, today announced the signing of a definitive agreement to acquire Town Square Financial Corporation (“Town Square”), Ashland, KY, the holding company for Town Square Bank. The combined company will have over $450 million in assets, create the sixth largest bank within the Ashland, KY MSA in total deposits and operate 10 banking offices.

“We are very pleased to welcome Town Square to the Poage family,” said Gene Coffman, President and Chief Executive Officer of Poage Bankshares, Inc. “Both of our franchises have strong community-based banking cultures, excellent customer service and heavy community involvement. This combination will help us grow our bank by effectively deploying some of our capital in our local market to build shareholder value.”

The merger agreement provides that shareholders of Town Square will have the right to elect to receive 2.3289 shares of Poage common stock or $33.86 in cash for each share of Town Square common stock owned, subject to 55% of the aggregate consideration being in Poage stock and 45% in cash. The transaction is valued at approximately $14.7 million, or a price per share to Town Square common stockholders of $33.86. As of September 30, 2013, the transaction value represents 104% of Town Square tangible book value and 13.3 times Town Square’s last twelve months earnings.

The transaction is expected to be completed in the 1st or 2nd quarter of 2014, subject to the affirmative vote of Town Square shareholders, regulatory approval, and other customary conditions.

The transaction is expected to be more than 70% accretive to earnings in the first full-year of combined operations. We expect the initial tangible book value dilution to be earned back in less than 4 years as a result of the substantial accretion to earnings. Additionally, we estimate an internal rate of return above 17% on our investment. Capital levels will remain strong with a pro forma 13.5% tangible common equity to tangible asset ratio and a pro forma 18.7% tier 1 capital ratio. The combined company will have significant operating scale and strong competitive positioning within the Kentucky market.

Bruce VanHorn, President and Chief Executive Officer of Town Square commented, “We are very excited to join forces with a premier community bank such as Home Federal. This merger is the combination of two high quality organizations with similar philosophies, cultures and core values. We feel the transaction will provide significant benefits to our customers, shareholders and the communities we serve and support.”

As of market close on October 18, 2013, Poage’s stock price was $13.65 per share. In addition, Poage announced earlier this week an increase in its quarterly dividend to $0.05 per share.

The Company also announced that it would conduct a stock repurchase program promptly following the release of its financial results for the quarter ended September 30, 2013, subject to applicable regulatory restrictions.

Sheshunoff & Co. served as financial advisor to Town Square Financial Corporation and rendered a fairness opinion to the company’s board of directors in this transaction. Town Square Financial Corporation’s legal advisor was Hunton & Williams LLP.

Keefe, Bruyette & Woods, Inc. served as financial advisor to Poage Bankshares, Inc. and rendered a fairness opinion to the company’s board of directors in this transaction. Luse Gorman Pomerenk & Schick, P.C. served as legal advisor to Poage Bankshares, Inc.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "plan," "project," "could," "should," "would," "continue," "seek," "target," "guidance," "outlook," "forecast," and other similar words. These forward-looking statements are based upon Poage Bankshares, Inc.'s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and timing of certain events to differ materially from the information in the forward-looking statements.

In addition to risk factors identified by Poage Bankshares, Inc. in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on December 19, 2012, the following factors could cause the actual results to differ materially from Poage Bankshares, Inc.'s expectations: failure to satisfy the conditions to closing for the proposed merger in a timely manner or at all; failure of Town Square Financial Corporation’s stockholders to approve the proposed merger; failure to obtain the necessary governmental approvals for the proposed merger or adverse regulatory conditions in connection with such approvals; disruption to the parties' businesses as a result of the announcement and pendency of the transaction; difficulties related to the integration of the businesses following the merger; competitive pressures among depository and other financial institutions; changes in the interest rate environment; and changes in economic conditions, either nationally or regionally. Poage Bankshares, Inc. does not assume any duty to update any forward-looking statements made in this press release to reflect new information, future events or otherwise.

Poage Bankshares, Inc. will file a registration statement on Form S-4 containing a prospectus and other documents regarding the proposed transaction with the Securities and Exchange Commission. Town Square Financial Corporation stockholders and investors are urged to read the prospectus when it becomes available, because it will contain important information about Poage Bankshares, Inc. and Town Square Financial Corporation. When available, copies of the prospectus may also be obtained free of charge at the Securities and Exchange Commission's website at http://www.sec.gov, or by directing a request to Poage Bankshares, Inc., Attention: Corporate Secretary, 1500 Carter Avenue, Ashland, Kentucky, 41101, or on its website at http://www.hfsl.com under the Investor Relations tab.